Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION OF

QVC,INC.

A Delaware Corporation

(Pursuant to Section 242 and 245

of the General Corporation Law of the State of Delaware)

QVC, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the General Corporation Law"),

DOES HEREBY CERTIFY:

I.            That the name of the Corporation is QVC, Inc. The Corporation was originally incorporated pursuant to the General Corporation law under the name of QVC Network, Inc. The date of filing of the Corporation's original Certificate of Incorporation (the "Original Certificate") with the Secretary of State of the State of Delaware is June 13, 1986. The Original Certificate was amended and restated on July 21, 1986 and again on February 15, 1995 (as so amended and restated, the "1995 Certificate"). The 1995 Certificate was further amended on September 27, 1995, October 23, 1996, May 7, 2001 and December 30, 2008 and then amended and restated further on October 26, 2009 (as so amended, the "Certificate of Incorporation").

2.            That this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation, as amended to date.

3.            That this Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law and by written consent of its sole stocker holder in accordance with Section 228 of the General Corporation Law.

4.            Pursuant to Sections 228, 242 and 245 of the General Corporation Law, the text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

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FIRST: Name

The name of the corporation is QVC, Inc. (the “Corporation”).

SECOND: Registered Office and Agent

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD: Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: Capital Stock

The total number of shares of stock which the Corporation shall have authority to issue is one share of common stock having a par value of one cent ($0.01).

FIFTH: Management by the Board of Directors

The business and affairs of the Corporation shall be managed by, or under the direction of, a board of directors, subject to the rights of the Sole Stockholder as set forth in Article EIGHTH of this Amended and Restated Certificate of Incorporation. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the bylaws of the Corporation; provided, however, that the number of directors shall not be less than the minimum number permitted under the DGCL.

SIXTH: Initial Board of Directors.

The following two (2) individuals are hereby appointed to serve as the initial members of the board of directors of the Corporation, to hold office until their successors are duly elected and qualified or until their earlier death, resignation, or removal:

•	Paul Keglevic; and

•	Jill Frizzley.

SEVENTH: Limitation on Director Liability

No director of the Corporation (which shall include any stockholder of the Corporation exercising any of the powers or duties otherwise conferred or imposed upon the board of directors by the DGCL) shall be personally liable for monetary damages to the Corporation or its stockholders for any breach of fiduciary duty as a director to the full extent permitted pursuant to Section 102(b)(7) of the DGCL.

EIGHTH: Compromises and Arrangements

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: Sole Stockholder Approval Rights

A.	Sole Stockholder Approval Rights

Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, the Amended and Restated By-Laws of the Corporation, or applicable law (to the fullest extent permitted by the DGCL), the following actions by the Corporation shall require the prior written consent or approval of the Sole Stockholder, as the holder of all of the issued and outstanding shares of capital stock of the Corporation:

1.	Issuance of Stock

The issuance, sale, grant, or other disposition of any shares of capital stock of the Corporation, or any securities convertible into or exercisable for shares of capital stock of the Corporation, including the creation of any new class or series of stock.

2.	Amendment of Amended and Restated Certificate of Incorporation

Any amendment, alteration, restatement, or repeal of any provision of this Amended and Restated Certificate of Incorporation, including any certificate of designation relating to any class or series of capital stock.

3.	Mergers, Consolidations, and Similar Transactions

Any merger, consolidation, statutory share exchange, business combination, recapitalization, reorganization, dissolution, liquidation, winding up, or similar transaction involving the Corporation, or the sale, lease, transfer, or other disposition of all or substantially all of the assets of the Corporation.

4.	Other Corporate Actions Affecting the Sole Stockholder

Any corporate action shall require the prior consent of the Corporation’s shareholders when such action could reasonably be expected to have, directly or indirectly, an adverse effect on the Sole Stockholder, its Affiliates (other than any direct or indirect subsidiaries of the Corporation, or any of its or their stakeholders), which consent shall not be unreasonably withheld, conditioned, or delayed; provided that such consent shall not be required with respect to (i) the decision to commence, with respect to the Corporation or any of its subsidiaries, any bankruptcy, insolvency, receivership, reorganization, arrangement, composition, or similar proceeding under any applicable federal, state, or foreign law relating to bankruptcy, insolvency, or the relief of debtors or (ii) any corporate action taken by the Board of Directors in good faith, in the exercise of its business judgment, to identify, evaluate, pursue, compromise, or settle claims on behalf of the Corporation between the Corporation, on the one hand, and any parent, subsidiary, or other affiliate, whether direct or indirect, on the other hand.

B.	Limitation

The rights set forth in this Article shall be subject to any limitations imposed by the DGCL or other applicable law. In the event of any conflict between this Article and any mandatory provision of the DGCL, the applicable provision of the DGCL shall control, but the remaining provisions of this Article shall remain in full force and effect.

C.	Termination of Rights Upon Bankruptcy

The rights of the Sole Stockholder as set forth in this Article shall automatically terminate and be of no further force or effect upon the commencement by or against the Corporation of any bankruptcy, insolvency, receivership, reorganization, arrangement, composition, or similar proceeding under any applicable federal, state, or foreign law relating to bankruptcy, insolvency, or the relief of debtors, unless otherwise required by applicable law.

D.	Definitions

For purposes of this Article:

•      “Sole Stockholder” means Qurate Retail Group, Inc., or any successor or permitted assign that becomes the sole holder of all of the issued and outstanding shares of capital stock of the Corporation.

•      “Affiliate” means, with respect to any specified person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, but shall not include subsidiaries of the Corporation.

TENTH: Amendments

Notwithstanding anything to the contrary herein, no amendment, alteration, restatement, or repeal of any provision of this Amended and Restated Certificate of Incorporation or the by-laws of the Corporation shall be effective without the prior written consent of the Sole Stockholder, to the extent required by Article EIGHTH hereof.

ELEVENTH: Incorporator

The name and mailing address of the incorporator is as set forth in the original Certificate of Incorporation.

TWELFTH: Effective Time

This Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer of the Corporation on this 22nd day of September 2025.

QVC, Inc.

By:	/s/ Eve DelSoldo
Name:	Eve DelSoldo
Title:	EVP General Counsel

[Signature Page to QVC, Inc. Certificate of Amendment]